SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  July 20, 2005
                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


              Delaware                   0-23434                  11-2230715
(State or other jurisdiction    (Commission File Number)         (IRS Employer
          of incorporation)                               Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages
                         Exhibit Index Appears at Page 2


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ITEM 1.01  ENTRY INTO DEFINITIVE MATERIAL AGREEMENT

         On July 20, 2005, we entered into a definitive merger agreement concerning the previously announced merger with Sheridan Square Entertainment, Inc., a privately-held producer and distributor of recorded music, and SSE Acquisition Corp., our wholly owned subsidiary. Upon the terms and conditions set forth in the merger agreement, SSE Acquisition Corp. will be merged with and into Sheridan Square, and Sheridan Square will survive the merger as our wholly-owned subsidiary. Post-merger, the embroidery equipment distribution business and music business will operate as separate independent divisions.

         Upon completion of the merger, the holders of Sheridan's capital stock will receive approximately 15 million shares of Hirsch common stock in exchange for their shares of Sheridan common stock or common stock equivalents. Upon the closing of the merger, the present stockholders of Hirsch will own approximately 38% of the outstanding common stock combined entity with the current stockholders of Sheridan Square owning the remaining 62%.

         In addition, each outstanding option and warrant to acquire Sheridan capital stock will, upon consummation of the merger, be cancelled and converted into an option or warrant to acquire Hirsch common stock.

         Upon the closing of the merger, our board will consist of Joseph Bianco, Sheridan's current Co-Chief Executive Officer, Robert Michalik, Sheridan's current Chairman of the Board, Henry Arnberg, who will remain as our Chairman of the Board, Paul Gallagher and five individuals to be mutually agreed upon and who qualify as "independent directors" under applicable SEC and NASDAQ rules. In addition, upon the closing of the merger, Messrs. Bianco, Arnberg and Gallagher, together with Anil Narang, Sheridan's present Co-Chief Executive Officer will enter into new employment agreements with us.

         Concurrently with the execution of the Merger Agreement, we and Sheridan also entered into a Securities Purchase Agreement pursuant to which we may purchase up to 40 shares of the Series B convertible preferred stock of Sheridan Square at a price per share of $25,000, for an aggregate purchase price of up to $1 million. The purchase of the Sheridan Series B Convertible Preferred Stock may be made in one or more traunches pursuant to the terms of the Securities Purchase Agreement.

         Also, concurrent with the execution of the Merger Agreement, Henry Arnberg, our present Chairman of the Board of Directors and Paul Gallagher, our present President, Chief Executive Officer, Chief Operating Officer and a director entered into a certain voting agreement with us and Sheridan Square pursuant to which Messrs. Arnberg and Gallagher agreed to vote their shares of Hirsch common stock in favor of the merger and the transactions set forth in the merger agreement.

         The transaction, which is expected to close in the third quarter of 2005, has been approved by our Board of Directors and the Board of Directors and stockholders of Sheridan Square and is subject to, among other things, the approval and adoption of the merger agreement by our stockholders, and the satisfaction of customary conditions to closing as described in the merger agreement. We anticipate circulating a proxy statement detailing the merger and the transactions contemplated in the merger agreement in the near future.

         The description of the transaction set forth above is qualified in its entirety by reference to the merger agreement, voting agreement, securities purchase agreement and certificate of designations filed with this Report on Form 8-K.

         On July 21, 2005, we issued a press release describing the merger transaction with Sheridan Square which we are filing as an exhibit to this Report of Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

         (b)  Exhibits

               Exhibit 2.1 to Agreement and Plan of Merger dated as of July 20, 2005 by and among Hirsch International Corp., Sheridan Square Entertainment, Inc. and SSE Acquisition Corp. (Exhibits and Schedules omitted. Copies of same shall be furinshed upon request).

               Exhibit 2.2 Voting Agreement dated as of July 20, 2005 by and among Hirsch International Corp., Sheridan Square Entertainment, Inc., Paul Gallagher and Henry Arnberg.

               Exhibit 2.3 Securities Purchase Agreement dated as of July 20, 2005 by and between Hirsch International Corp. and Sheridan Square Entertainment, Inc.

               Exhibit 2.4 Certificate of Designations, Preferences and Other Rights and Qualifications of Series B Convertible Participating Preferred Stock of Sheridan Square Entertainment, Inc.

               Exhibit 99 Press Release dated July 21, 2005 issued by Hirsch International Corp. announcing the Agreement and Plan of Merger.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HIRSCH INTERNATIONAL CORP.

                                           By: /s/  Paul Gallagher
                                               ---------------------------------
                                              Paul Gallagher
                                              President, Chief Executive Officer
                                               and Chief Operation Officer

Dated:  July 25, 2005